UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549


                          SCHEDULE 13G/A

             Under the Securities Exchange Act of 1934
                        (Amendment No. 11)*
                           EMC CORPORATION
                         (Name of Issuer)
                    Common Stock, $0.01 par value
                    (Title Class of Securities)
                         268648-10-2
                          (Cusip Number)


Check the following box if a fee is being paid with this statement
(no check). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See
Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No.  268648-10-2

1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Richard J. Egan

2.   Check the Appropriate Box if a Member of a Group* (a) (no check)

                                                       (b) (check)

3.   SEC Use Only


4.   Citizenship or Place of Organization

     United States
___________________________________________________________________

Questions 5-7:
Number of Shares Beneficially Owned by Each Reporting Person With

5.   Sole Voting Power

     7,918,800

6.   Shared Voting Power

     0

7.   Sole Dispositive Power

     7,918,800


8.   Shared Dispositive Power

     0
___________________________________________________________________


9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     7,918,800


10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares*

     (no check)

11.  Percent of Class Represented by Amount in Row 9

     3.32%

12.  Type of Reporting Person*

     IN

                        AMENDMENT NO. 11 TO
                 SCHEDULE 13G FOR RICHARD J. EGAN

Item 1.        (a)  Name of Issuer:

               EMC Corporation

Item 1.        (b)  Address of Issuer's Principal Executive Offices:

               171 South Street, Hopkinton, Massachusetts 01748

Item 2.        (a)  Name of Person Filing:

               Mr. Richard J. Egan

Item 2.        (b)  Address of Principal Business Office or, if none, residence:

               171 South Street, Hopkinton, Massachusetts 01748

Item 2.        (c)  Citizenship

               United States

Item 2.        (d)  Title of Class of Securities

               Common Stock, $0.01 par value

Item 2.        (e)  Cusip Number:

               268648-10-2

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person is filing is a:

               Not Applicable

Item 4.        Ownership

          (a)  Amount Beneficially Owned: 7,918,800

          (b)  Percent of Class: 3.32%

          (c)  Number of Shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                    7,918,800


               (ii) shared power to vote or to direct the vote:

                    0

               (iii)     sole power to dispose or to direct the
                    disposition of:

                    7,918,800

               (iv) shared power to dispose or to direct the
                    disposition of:

                    0

Item 5.        Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

               (check)

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on
               By the Parent Holding Company:

               Not Applicable

Item 8.        Identification and Classification of Members of the
               Group:

               Not Applicable



Item 9.        Notice of Dissolution of Group:

               Not Applicable

Item 10.       Certification:

               Not applicable

___________________________________________________________________



                             SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 14, 1997
Date



/s/ Richard J. Egan
Signature



Richard J. Egan
Richard J. Egan